August 7, 2013

LETTER TO STOCKHOLDERS

To the Shareholders of Global Ecology Corporation:

The second half of 2012 and the first two quarters of 2013 have been a very active period for our Company.  We have completed the infrastructure at our Castleberry Alabama site and we have opened and continued discussions with various state and federal governmental agencies for our organic soil production and water remediation/purification technologies, including the State of Hawaii, as reported in February. We continued our dialogue in our last round of meetings in June to raise awareness of our solutions for Hawaii and the various beneficial applications for that State.  In addition we have started a Carbon Credit Program for our GEC Organics compost facility in Alabama.

Let me begin by describing our go forward plan for the overall development of the Company.  We have been successful in the past in our ability to attract capital for our growth and sustainability through the use of private financing contributed by management and generated from close business and personal relationships of management.  Outside non-public funding has been kept at a minimum and no public capital has been raised. We will continue this practice as we believe that if will provide the most benefit for our shareholders.  The cornerstone of this effort will be the development of individual subsidiaries to focus on the particular capital requirements of the specific business segments in each subsidiary.

GEC Organics Corp.  GEC Organics (“GECO”) was started in the last quarter of 2011 and is our most active company to date.  During 2012 we completed the infrastructure at our 70 acre facility in Castleberry Alabama and began testing the products along with minimal sales which served as actual additional test cases.  The results have been extremely positive.  In December of 2012, we received certification from the USDA for our Compost, OSA1000, and Compost Tea, OSACT1000, permitting its unrestricted use in all organic agricultural applications.

We began field testing with Auburn University for a number of crops and intend to expand this effort in their turf division to support our discussions with the United States Golf Association.  Our staff is negotiating with several land trusts and farm consortiums which will help in our wholesale distribution efforts.  Further, we have been given leads from shareholders for the use of our products for other remediation activities.  These opportunities, if successful will expand our services for the reclamation of contaminated soil and water as well as the development of organic growing mediums. We still face marketing challenges from a capital standpoint but we have developed a marketing plan and the necessary materials for exhibits, shows, advertising and customer contacts.  A new web site devoted to GECO is under construction.

A secondary project and one which we believe will provide substantial capital for growth is the sale of carbon credits produced at our Alabama facility and future locations.  We have entered into an agreement with Green Giant Venture Fund (“GGVF”), a firm with 10 years’ experience in this market to guide us through this process and monetize our Carbon Credit production.   GGVF will develop the Project Design Document and market the Carbon Credits to the appropriate buyers and brokers.   We have arranged for the needed financing to put the plan in place which will include; working capital for GECO, due-diligence, filings, legal expense, and agency approvals when needed. It is anticipated that this effort will be successful and a significant capital infusion for GECO will be realized by the year-end.

GEC CleanWater Technologies, Inc.  We have established this subsidiary to market our licensed EPA approved water purification technology OSA1000 and our Mobile Pure Water System (“MPWS”).  The funding and development of this subsidiary will allow us to take advantage of the work the Company has done over the years in preparing for the commercialization of our highly effective water remediation and purification systems.  The financing for this business will come from a private equity source known to management and will follow the investment model previously outlined that provides specific financing for a dedicated subsidiary.  GEC CleanWater Technologies, Inc. (“CWT”) has retained the services of a well-known, highly respected, international law firm located in Washington DC to assist in the management of relationships and legal protocols for working with state and federal governmental agencies.  CWT has held numerous meetings with various federal and state governmental agencies, including but not limited to, the Federal Emergency Management Agency (FEMA), to present our water remediation and purification technologies as a solution for the myriad of water issues confronting governmental agencies.

A portion of the capital invested in this subsidiary will be used to build the new and improved MPWS prototype unit that will be used in demonstrations for officials for their disaster relief programs.  We are also proposing the use of this technology to several state officials for the clean-up and continued servicing of high profile, manmade water features in and around government buildings using our licensed OSA1000.  We are extremely confident as to the outcome of this decontamination and the result will be the award of additional water remediation projects.

Hawaii Organics Corporation.  Hawaii Organics Corporation (“HOC”) is a Hawaiian company formed for the purpose of pursuing our interests in Hawaii.   Private investors have agreed to

fund all the preliminary costs associated with the approval and development of the opportunities in Hawaii.    As we reported in February of this year our initial trip to Hawaii had been very successful and our follow-up visit in June further advanced our proposed projects.   We have met with government agencies at the state and local level in Hawaii and have submitted proposals for a site similar to our location in Alabama. Our goal is to establish a fully operational organic fertilizer/compost facility on several of the Islands as part of a comprehensive agriculture and environmental solution for the State of Hawaii.

Although the Revenue for Global Ecology and its subsidiaries has not been realized as we had hoped, we feel that we have made significant progress toward this end.  Our new relationships, capital contribution and expanded opportunities will soon result in a stable, growth oriented, viable Company.  It is the intention of senior management, key employees, professionals and consultants to continue to work without pay and devote themselves to the success of the Company.  I would like to personally thank all those who believe in our mission and who have worked all these years to build Global Ecology.   To our stockholders, thank you for your continued support.

Peter D. Ubaldi, President & CEO